Exhibit 99

NEWS RELEASE

CONTACTS:

Investors and Media:

James R. Boldt, Chairman & Chief Executive Officer

(716) 887-7244

Investors:

Brendan Harrington, Chief Financial Officer

(716) 888-3634

CTG REPORTS 2009 FOURTH QUARTER EPS OF $0.10 AND 2009 EPS OF $0.38

OPERATING MARGINS FOR QUARTER AND YEAR HOLD NEAR 2008 LEVELS

ON LOWER REVENUE

•	HEALTHCARE BUSINESS 27% OF REVENUE IN 2009

•	STRONG DEMAND CAUSES HEADCOUNT TO INCREASE BY 100

•	ELECTRONIC MEDICAL RECORDS PROJECTS 9% OF 2009 TOTAL REVENUE

•	FOURTH QUARTER REVENUE PER BILLING DAY INCREASED 5% FROM THE 2009 THIRD QUARTER

•	$10 MILLION IN CASH AND NO DEBT AT YEAR-END

•	2010 GUIDANCE REFLECTS RETURN TO DOUBLE-DIGIT REVENUE AND EARNINGS GROWTH

BUFFALO, N.Y. — February 23, 2010 — CTG (NASDAQ: CTGX), an international information technology (IT) solutions and services company, announced its financial results for the 2009 fourth quarter and full year which ended on December 31, 2009. For the 2009 fourth quarter and year, the addition of more profitable new solutions projects and disciplined cost control produced operating margins just below 2008 levels despite the significant decline in revenue caused by the global recession.

For the 2009 fourth quarter, CTG reported revenue of $67.7 million, a 19% decrease from 2008 fourth quarter revenue of $83.3 million. On a sequential basis, revenue per billing day increased by 5% from the 2009 third quarter. CTG’s operating income declined to $2.6 million from $3.2 million a year ago. Given the revenue decline in the quarter, the fourth quarter operating margin of 3.8% compared very favorably with 3.9% in the 2008 fourth quarter. Net income for the fourth quarter of 2009 was $1.6 million, 29% less than 2008 fourth quarter net income of $2.3 million. On a per diluted share basis, net income was $0.10, a 33% decrease from

$0.15 in the 2008 fourth quarter and unchanged from the 2009 third quarter. In the 2008 fourth quarter, a $0.5 million favorable effect from currency exchange on intercompany borrowings increased net income per diluted share by $0.03. Excluding this gain from the 2008 fourth quarter, net income per diluted share would have decreased by 17% in the 2009 fourth quarter.

For the 2009 full year, CTG reported revenue of $275.6 million, a 22% decrease from 2008 revenue of $353.2 million. Operating income decreased 24% to $9.9 million from 2008 operating income of $13.1 million. The operating margin for 2009 was 3.6% comparing very favorably with 3.7% in 2008 based on the year-over-year decline in revenue. CTG’s 2009 net income was $5.9 million, a 24% decrease from 2008 net income of $7.8 million. On a per diluted share basis, 2009 net income was $0.38, 22% lower than $0.49 in 2008.

“CTG’s results for the quarter and year reflect our ability to move our strategy forward, maintain our financial strength, and meet our earnings guidance against the strong head winds of a major global recession,” said CTG Chairman and Chief Executive Officer James R. Boldt. “At 27% of 2009 revenue, healthcare continues to be a very significant part of our overall business and the major focus of our growth efforts. In 2009, we added new more profitable solutions work, primarily in healthcare, while also being disciplined in reducing and controlling costs, which contributed to operating margins for the quarter and year just 10 basis points below last year. From a financial performance prospective, we believe our strong balance sheet and the strength and stability of our operating margins despite lower revenue in 2009, are notable achievements that reflect the significant gains made in the underlying profitability of CTG’s business.”

Mr. Boldt added, “In the fourth quarter, we increased our sequential daily revenue by 5%, and are looking for double-digit year-over-year revenue and earnings growth to resume in 2010. Headcount increased by 100 in each of the last two quarters of 2009 based on higher client demand for external IT resources and new electronic medical records (EMR) work. EMR projects contributed 9% to total revenue in 2009. As a result of CTG’s proven quality and established methodologies, CTG has won every proposal that it has submitted in the last two years for major EMR projects. Although the credit crunch is still affecting the ability of healthcare providers to finance large EMR initiatives, it is abating and we anticipate starting up more EMR projects in 2010.”

2009 Fourth Quarter Review

Solutions revenue in the 2009 fourth quarter decreased by $5.6 million, or 20%, to $22.5 million, and represented 33% of total revenue. Staffing revenue declined by $10.1 million, or 18%, to $45.2 million, or 67% of total revenue. European revenue was $15.2 million, or 23% of total revenue, in the 2009 fourth quarter, compared with $19.1 million, or 23% of total revenue, in the 2008 fourth quarter. There were 62 billing days in the 2009 fourth quarter compared with 66 billing days in the 2008 fourth quarter.

Selling, general, and administrative (SG&A) expenses were $12.4 million, or 18.4% of revenue, compared with $15.4 million, or 18.5% of revenue, in the 2008 fourth quarter.

CTG’s effective tax rate for the 2009 fourth quarter was 36.5% compared with 37.2% in the 2008 fourth quarter.

At December 31, 2009, the Company had $10.4 million in cash compared with $11.0 million at year-end 2008. CTG had no outstanding debt at 2009 and 2008 year-end. CTG finances its working capital needs through a $35 million revolving credit agreement that is in place through April 2011.

2009 Year Review

In 2009, CTG’s solutions business decreased 20% to $91.8 million, or 33% of total revenue, and its staffing business decreased 23% to $183.8 million, or 67%, of total revenue. While solutions revenue declined in 2009, operating margins for the solutions business expanded based on more profitable new solutions projects. European revenue decreased 20% in 2009 to $62.7 million and represented 23% of total revenue.

CTG’s effective tax rate for 2009 was 38.7% compared with 41.2% in 2008.

Selling, general, and administrative expenses in 2009 were $52.0 million, or 18.9%, of revenue compared with $65.6 million, or 18.6%, of revenue in 2008. The stability in SG&A as a percentage of revenue in 2009 reflects disciplined cost control and the company’s ability to quickly align costs with revenue as market demand declined with the weakening of the global economy. In 2009, CTG recorded $1.7 million in depreciation expense and $3.1 million for capital expenditures.

Stock Repurchase Program

CTG repurchased 98,000 of its shares in the 2009 fourth quarter at an average price of $6.96 per share. In January 2010, the Company extended its 10b5-1 stock repurchase plan to facilitate the repurchase of its common stock during its self-imposed blackout periods prior to the announcement of quarterly results. In 2009, the Company repurchased 739,000 shares at an average price of $5.44 per share. On February 23, 2010, approximately 450,000 shares were available under its current repurchase authorizations.

2010 Guidance

CTG is issuing initial guidance for 2010 based on its current business activity and forecast, and assuming that the U.S. economy will continue recovering at a moderate pace and the European economy at a lower rate than the U.S. Reflecting these assumptions, CTG expects its 2010 first quarter revenue to range from $74 million to $76 million, a 1% increase from 2009 at the midpoint of this range. The Company projects 2010 first quarter net income per diluted share of $0.10 to $0.12, a 22% increase from 2009 at the midpoint of this range. There are 65 billing days in the 2010 first quarter compared with 66 billing days in the 2009 first quarter.

CTG expects that its 2010 revenue will range from $301 million to $309 million, an 11% increase from 2009 at the midpoint of this range. The Company currently projects 2010 net income per diluted share of $0.46 to $0.54, a 32% increase from 2009 at the midpoint of this range. A tax rate of approximately 41% is projected for 2010.

Mr. Boldt commented, “As the year begins, activity is increasing for EMR work and our clients’ need for external IT resources remains strong. These trends and our pipeline of new projects support our forecast of a return to double-digit revenue and earnings growth for CTG in 2010. Looking further out, with the billions of dollars in federal stimulus money for EMRs from ARRA, Medicare, and Medicaid still unspent, we expect demand for EMR implementation support will steadily accelerate as these funds become available and access to the credit markets opens up for providers. Based on our deep EMR experience for large providers and communitywide health information exchanges, we are confident in our ability to secure significant new EMR work over the next three years, particularly as the 2014 deadline for having systems meeting meaningful use criteria in place draws closer. In addition to growing EMR opportunities, the long-term prospects for our new medical informatics solutions employing data analytics are very promising, particularly our medical care management solution. We expect to begin our initial engagement for this solution in the first quarter of 2010.”

Mr. Boldt concluded, “Strategically, we continue to focus on expanding our solutions business with the primary emphasis on the healthcare market. With no debt and over $10 million in cash at year end, we also remain very strong financially, which enhances our ability to continue growing our business. EMRs and medical informatics represent extraordinary multi-year opportunities for significant revenue and earnings growth reinforcing our optimism in CTG’s future prospects.”

About CTG

Backed by over 40 years’ experience, CTG provides IT solutions and services to help our clients use technology as a competitive advantage to excel in their markets. CTG combines in-depth understanding of our clients’ businesses with a full range of integrated offerings, best practices, and proprietary methodologies supported by an ISO 9001-certified management system. Our 2,900 IT professionals based in an international network of offices in North America and Europe have a proven track record of delivering high-value, industry-specific solutions. CTG serves companies in several industries and is a leading provider of IT and business consulting solutions to the healthcare market. CTG posts news and other important information on the Web at www.ctg.com.

Safe Harbor Statement

This document contains certain forward-looking statements concerning the Company’s current expectations as to future growth. These statements are based upon a review of industry reports, current business conditions in the areas where the Company does business, the availability of qualified professional staff, the demand for the Company’s services, and other factors that involve risk and uncertainty. As such, actual results may differ materially in response to a change in such factors. Such forward-looking statements should be read in conjunction with the Company’s disclosures set forth in the Company’s 2008 Form 10-K, which is incorporated by reference. The Company assumes no obligation to update the forward-looking information contained in this release.

Conference Call and Webcast

CTG will hold a conference call to discuss its financial results and business strategy on Wednesday February 24, 2010 at 10:00 AM Eastern Time. CTG Chairman and Chief Executive Officer James R. Boldt will lead the call. Interested parties can dial in to 1-888-276-0010 between 9:45 AM and 9:50 AM, ask for the CTG conference call, and identify James Boldt as the conference chairperson. A replay of the call will be available between 12:00 p.m. Eastern Time February 24, 2010 and 11:00 p.m. Eastern Time February 27, 2010 by dialing 1-800-475-6701 and entering the conference ID number 121484.

A webcast of the call will also be available on CTG’s web site: http://www.ctg.com. You must have Windows Media Player or RealPlayer’s audio software on your computer to listen to the webcast. Both are available for downloading at no charge when accessing the webcast. The webcast will also be archived on CTG’s web site at http://investor.ctg.com/events.cfm for 90 days following completion of the conference call.

Financial statements follow.

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Statements of Income

(Unaudited)

(amounts in thousands except per share data)

	For the Quarter Ended		For the Year Ended
	Dec. 31, 2009	Dec. 31, 2008	Dec. 31, 2009	Dec. 31, 2008
Revenue	$67,653	$83,328	$275,560	$353,213
Direct costs	52,667	64,679	213,701	274,533
Selling, general and administrative expenses	12,416	15,413	51,970	65,598

Operating income	2,570	3,236	9,889	13,082
Other income (expense), net	(4)	428	(213)	256

Income before income taxes	2,566	3,664	9,676	13,338
Provision for income taxes	936	1,362	3,743	5,501

Net income	$1,630	$2,302	$5,933	$7,837

Net income per share:
Basic	$0.11	$0.15	$0.40	$0.51

Diluted	$0.10	$0.15	$0.38	$0.49

Weighted average shares outstanding:
Basic	14,732	15,072	14,808	15,328
Diluted	15,944	15,491	15,549	15,878

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Balance Sheets

(Unaudited)

(amounts in thousands)

	Dec. 31, 2009	Dec. 31, 2008		Dec. 31, 2009	Dec. 31, 2008
Current Assets:			Current Liabilities:

Cash and cash equivalents	$10,423	$10,973	Accounts payable	$7,741	$8,247

Accounts receivable, net	45,423	49,152	Accrued compensation	20,095	24,574

Other current assets	3,382	3,810	Other current liabilities	5,619	6,340

Total Current Assets	59,228	63,935	Total Current Liabilities	33,455	39,161

Property and equipment, net	8,146	6,767	Long-term debt	—	—

Goodwill	35,678	35,678	Other liabilities	9,549	9,045

Other assets	11,670	9,460	Shareholders’ equity	71,718	67,634

Total Assets	$114,722	$115,840	Total Liabilities and Shareholders’ Equity	$114,722	$115,840